Exhibit 10.2
Summary of Compensation Information of Francis Jose, General Counsel

    On June 23, 2021, the Compensation Committee of the Board of Directors of Immersion Corporation (the “Company”), increased the annual base salary of Mr. Francis Jose, the Company’s General Counsel and SVP, IP Licensing & Legal Affairs, to USD $315,000, effective May 22, 2021.